Exhibit 99.1

Repros Provides Update for Regulatory Program Associated with Androxal™ Development

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced the outcome of its Type C meeting which was held with the Food and Drug Administration ("FDA") on October 15, 2007. The purpose of the meeting was to discuss clinical endpoints for future clinical trials of Repros' drug, Androxal™, in the treatment of secondary hypogonadism.

During the meeting with the FDA, endpoints associated with male sexuality were mutually determined not to be appropriate as clinical endpoints. As a result of this meeting Repros plans to submit a new revised protocol focusing on endocrinological outcomes to the FDA.

Post study analysis of the population studied in a recently completed Androxal™ trial was consistent with men who had Adult-Onset Idiopathic Hypogonadotropic Hypogonadism (AIHH). Men with AIHH are characterized as having both low testosterone and luteinizing hormone (LH) often accompanied by obesity and elevated blood glucose, among other signs. A retrospective analysis of results from this trial suggests that Androxal™ modifies the endocrinologic profile in terms of both hormones and glucose.

Andre van As, M.D., PhD. Senior VP of Clinical and Regulatory Affairs of Repros, noted "Further analysis of the ZA 003 database has shown that there is a significant population of men who have elevated blood glucose; this population responded to Androxal™ therapy with a significant glucose reduction. An elevated blood glucose with a decreased testosterone has been associated with AIHH. Therefore, preliminary data suggests that Androxal™ may play an important role in managing this condition. We did not observe this effect with comparative androgen therapy, which suggests that Androxal™ exerts a unique action on the hypothalamic axis."

Joseph Podolski, President and CEO of Repros, stated "I am encouraged by the openness of the discussions with the FDA regarding the possibilities of our future clinical development for Androxal™. We believe Androxal™ may have the potential to reach a broader spectrum of endocrinological dysfunctions beyond the effects of low testosterone alone."

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex®, the Company's lead compound, is a selective blocker of the progesterone receptor which is being developed as an oral treatment for both uterine fibroids and endometriosis. Uterine fibroids affect numerous women of childbearing age in the U.S. and result in a significant number of hysterectomies each year. Endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.

Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex® for the treatment of symptoms associated with uterine fibroids and patients from that study have been enrolled into a one-year open-label safety study. We intend to initiate a pivotal Phase 3 study by year-end 2007 and anticipate a potential NDA filing for this indication at the end of 2008. Repros also recently completed a Proellex® six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and has initiated a U.S. Phase 2 study in the third quarter of 2007 for this indication.

Androxal™ is designed to restore normal pituitary response resulting in normalization of testosterone levels. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal™ non-pivotal six-month U.S. Phase 3 clinical trial and is enrolling patients from this trial into a one-year open-label safety study. We intend to submit our clinical plan for advanced trials focusing on the endocrinologic effects of Androxal™ in the near term.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and Repros' Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as they may be updated by the Company's Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Joseph S. Podolski

President & CEO

(281) 719-3447